Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information give effect to the Amended and Restated Membership Purchase Agreement (the “Restated Purchase Agreement”), between Assisted 4 Living (“A4L”), Richard T. Mason (“Mason”), G. Shayne Bench (“Bench”) and Trillium Healthcare Group, LLC a Florida limited liability company (“Trillium”) to acquire all of the issued and outstanding ownership interests of Fairway Healthcare Properties, LLC (“FHP”) and Trillium Healthcare Consulting, LLC (together with FHP, the “Trillium Subsidiaries”) from Trillium (the “Transaction”). The Transaction closed and was effective June 10, 2021.

Pursuant to the terms and conditions of the Restated Purchase Agreement the aggregate purchase price consists of:

●	A cash payment of $902,847, minus certain transaction related costs, fees and expenses set forth in the Restated Purchase Agreement and determined post-closing

●	2,500,000 shares of A4L Series A Preferred Stock (the “Preferred Shares”)

●	Shares of A4L common stock (“Common Shares”) having an aggregate value of $5,000,000, based on the stock price at the time of the issuance, upon the earlier of an initial public offering by A4L or June 10, 2022.

●	As a condition to closing, the Trillium subsidiaries paid with cash on hand $1, 200,000 to one of its landlords as additional security deposit and $3,000,000 to another of its landlord as a deposit on purchase of 16 facilities on 14 properties.

The unaudited pro forma condensed consolidated financial information presented below are prepared by applying the acquisition method of accounting to a business combination. Pro forma adjustments which give effect to certain transactions occurring as a direct result of the Transaction are described in the accompanying unaudited notes presented on the following pages.

The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2020 and period ended March 31, 2021 present the combined results of operations as if the Acquisition had occurred on January 1, 2020.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that would have been realized had A4L and Trillium been a combined company during the specified periods. The unaudited pro forma condensed consolidated financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Trillium’s audited financial statements for the years ended December 31, 2020 and 2019 included as exhibits to this filing. As well as the audited financial statements of Banyan Pediatric Care Centers, Inc, a wholly owned subsidiary of A4L, filed as exhibit 99.1 on Form 8K/A June 2, 2021 with the Securities and Exchange Commission.

ASSISTED 4 LIVING, INC

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2020

	For the twelve-months ended
	December 31, 2020			Pro Forma
	Assisted	Trillium		Adjustments	Pro Forma
Net revenue	1,924,192	109,161,382		-	111,085,574

Cost of services provided	658,784	65,800,275		-	66,459,059

Gross profit	1,265,408	43,361,107		-	44,626,515

Operating expenses	2,463,846	32,887,384	(a)	19,359	35,370,589

Income (Loss) from operations	(1,198,438)	10,473,723		-	9,255,926

Interest expense	(68,967)	(635,384)			(704,351)

Other income (loss)	(30,530)	315,555	(b)	(315,555)	(30,530)

Net (Loss) Income	(1,297,935)	10,153,894		-	8,521,045

Earnings (Loss) per share – basic	$(0.31)	-		-	$1.30

Earnings (Loss) per share - diluted	$(0.31)				$1.30
Weighted average shares outstanding - basic	4,165,916	-	(c)	2,380,952	6,546,868
Weighted average shares outstanding - diluted	4,165,916		(c)	2,380,952	6,546,868

(a) To reflect increased depreciation expense arising from property revaluation as part of preliminary purchase price allocation Does not give effect to all additional depreciation and amortization that could arise upon finalization of valuation of net assets of Trillium in connection with the Acquisition

(b) To reflect removal of real estate sale/leaseback deferred gain amortization arising from preliminary purchase price allocation

(c) To reflect shares of common stock issuable with a value of $5 million at time of issuance in connection with the Acquisition. Number of shares reflected is based on the Company’s stock price of $2.10 at June 30, 2021

ASSISTED 4 LIVING, INC

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

PERIOD ENDED MARCH 31, 2021

	For the three-months ended
	March 31, 2021			Pro Forma
	Assisted	Trillium		Adjustments	Pro Forma
Net revenue	606,925	25,362,743		-	25,969,668

Cost of services provided	232,460	11,947,091		-	12,179,551

Gross profit	374,465	13,415,651		-	13,790,116

Operating expenses	884,933	12,160,787	(a)	9,060	13,054,780

Income (Loss) from operations	(510,468)	1,254,864		-	735,336

Interest expense	(59,516)	(122,935)			(182,451)
Other income (expense)		45,396	(b)	(45,396)	-

Net (loss) income	(569,984)	1,177,325		-	552,885

Earnings (loss) per share - basic	$(0.08)	-		-	0.06

Earnings (loss) per share - diluted	$(0.08)	n/a			$0.06
Weighted average shares outstanding - basic	7,288,419	-	(c)	2,380,952	9,669,371
Weighted average shares outstanding - diluted	7,288,419		(c)	2,380,952	9,787,879
			(d)	59,254

(a) To reflect increased depreciation expense arising from property revaluation as part of preliminary purchase price allocation Does not give effect to all additional depreciation and amortization that could arise upon finalization of valuation of net assets of Trillium in connection with the Acquisition

(b) To reflect removal of real estate sale/leaseback deferred gain amortization arising from preliminary purchase price allocation

(c) To reflect shares of common stock issuable with a value of $5 million at time of issuance in connection with the Acquisition. Number of shares reflected is based on the Company’s stock price of $2.10 at June 30, 2021

(d) To reflect dilutive effect of common stock equivalents